EXHIBIT 99.2
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Selected portions of the Prospectus of the Partnership, dated September 16,
1987, under the Section entitled "Conflicts of Interest" at pages 21 and 23-24:



                 DETERMINATIONS BY THE GENERAL PARTNER

     The General Partner and the Associate Limited Partners have certain interests in the Cash Flow and Profits or Losses of the Partnership (see "Cash Distributions and Allocations of Profits or Losses"). Because the timing and amount of Cash Flow and Profits or Losses of the Partnership received by, or allocated to, the General Partner and the Associate Limited Partners may be affected by various determinations by the General Partner under the Partnership Agreement, including whether or not to refinance or sell any property and the timing of any such sale or refinancing, the establishment and maintenance of reasonable reserves, the allocation of certain tax items under the Partnership Agreement, the timing of expenditures, the level of amortization of indebtedness and other matters, the General Partner may have a conflict of interest with respect to such determinations.


               RELATIONSHIP OF AFFILIATES TO PARTNERSHIP

     JMB or its affiliates are not prohibited from providing services to, and otherwise dealing or doing business with, persons who deal with the Partnership. However, no rebates or "give-ups" may be received by the General Partner or any affiliate of the General Partner, nor may the General Partner or any such affiliate participate in any reciprocal business arrangements which would have the effect of circumventing any of the provisions of the Partnership Agreement. JMB and its affiliates may provide certain services to the Partnership as described under "Management of the Partnership". If any other transactions between the Partnership and JMB or its affiliates occur, they must also be negotiated on a basis not less favorable to the Partnership than that available from third parties providing comparable services and shall be terminable on 60 days' notice.


              REMUNERATIONS OF JMB, ARVIDA AND AFFILIATES

     JMB and its affiliates, including Arvida, will receive substantial compensation and other amounts from the Partnership, regardless of whether the Partnership achieves its investment objectives.


            FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER

     The General Partner is accountable to the Partnership as a fiduciary and consequently must exercise good faith and integrity in handling Partnership affairs. This is an uncertain area of the law, and Holders of Interests who have questions concerning the fiduciary duties of the General Partner should consult with their counsel.












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     The Partnership Agreement provides that neither the General Partner nor any affiliate thereof engaged in the performance of services on behalf of the Partnership (the "Indemnified Parties") will be liable to the Partnership or the Holders of Interests for any loss or liability resulting from any act or omission performed or omitted by them if the General Partner or its affiliates have determined, in good faith, that the act or omission which caused the loss or liability was in the best interests of the Partnership and such loss or liability was not the result of misconduct or negligence and that, subject to certain limitations, the Indemnified Parties will be indemnified by the Partnership against any loss or liability suffered by them if the General Partner or its affiliates have determined, in good faith, that the act or omission which caused the loss or liability was in the best interests of the Partnership and such loss or liability was not the result of misconduct or negligence. See "Summary of the Partnership Agreement-Indemnification of the General Partner". Thus, the Limited Partners or Holders of Interests, as the case may be, may have a more limited right of action than would otherwise be the case absent such provisions. IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION, INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, IS CONTRARY TO PUBLIC POLICY AND THEREFORE UNENFORCEABLE.

     The Partnership Agreement expressly provides that neither the General Partner nor any affiliate of the General Partner will be obligated to present to the Partnership any particular investment opportunity that comes to its attention.













































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